Exhibit 99.1

B of I Holding, Inc. Announces Record Third Quarter Earnings;

Signals Optimism For Future Earnings Growth

Diluted EPS Up 57%, Net Interest Margin up 31% Over 2nd Quarter

SAN DIEGO, CA – (Marketwire – May 6, 2008)—B of I Holding, Inc. (NASDAQ: BOFI), parent of Bank of Internet USA (“Bank”), announced today its financial results for its third quarter ended March 31, 2008. Net income was a record $1,018,000, or $0.11 per diluted share, up $367,000, from net income of $651,000, or $0.07 per diluted share, earned for the quarter ended December 31, 2007. For the quarter ended March 31, 2008, diluted earnings per share grew 57.1%. Net interest margin grew 31.3% to 1.76% compared to 1.34% for the quarter ended December 31, 2007.

On a year-over-year basis, net income and diluted earnings per share for the three months ended March 31, 2008 increased 18.1% and 22.2%, respectively. For the nine months ended March 31, 2008, net income was $2,416,000 or $0.26 per diluted share, about equal to $2,415,000, or $0.26 per diluted share for the nine-month period ended March 31, 2007.

Third Quarter Highlights:

•	Tangible book value of $8.67 per share, up from $8.21 per share last year.

•	Net interest income and net interest margin increased 35.9% and 42 basis points, respectively, over the 2nd quarter of 2008 and 62.4% and 34 basis points as compared to the third quarter of 2007.

•	Loan portfolio increased to $599.2 million, up 22.0% compared to last year.

•	Asset quality remains very strong with total non-performing loans of 0.09% of the loan portfolio.

“I am proud to say that the changes our team has implemented in the first full quarter since my arrival at the Bank have led to rapid improvements in the Bank’s operating results in one of the most challenging environments for banks in many decades” said Greg Garrabrants, Chief Executive Officer of B of I Holdings, Inc. “Our significant quarter-over-quarter improvement in net interest margin of 42 basis points masks the fact that the net interest margin improved rapidly in each month of the quarter. For the month of April, our net interest margin was above 2%, and we forecast continued improvement in the fourth quarter and fiscal year 2009. Increased asset yields were the primary contributor to our net interest margin increase this quarter. Our net interest margin improvement was not achieved by increasing our interest rate risk. In fact, our sensitivity to interest rate risk has been significantly reduced in comparison with the prior quarter to better prepare the Bank for any upward movement in interest rates.”

“Although asset yield increases primarily contributed to our improved margin this quarter, liability cost reduction will become a significant contributor in future quarters” said Garrabrants. “Our liabilities are re-pricing downward by 100 or more basis points, on average. In this quarter, 13% of the $532 million in certificates of deposit that were outstanding as of December 31, 2007 re-priced. By the end of fiscal 2009, 63% will have re-priced, resulting in further net interest margin improvement.”

“Overall, our asset quality remains strong. At end of the third quarter of fiscal 2008, our ratio of nonperforming loans to total loans was 0.09%”, Garrabrants added and continued.

“I believe the Bank’s future has never looked brighter and, with the Bank now moving in the right direction, I will be spending more time over the next several quarters ensuring that we are adequately communicating our story to the investment community.”

Quarter Earnings Summary

During the three months ended March 31, 2008, B of I earned $1,018,000 or $0.11 per diluted share compared to $862,000, or $0.09 per diluted share for the three months ended March 31, 2007. Net interest income increased $1.8 million during the 2008 quarter compared to the 2007 quarter. Approximately half of the increase in net interest income was attributable to an improved net interest margin and the balance was the result of higher average earning assets. For the quarter ended March 31, 2008, the net interest margin increased to 1.76%, up 34 basis points over the same quarter in 2007. To generate higher net interest margin, the Bank sold $70.0 million of agency mortgage-backed securities during the quarter and re-invested proceeds in higher yielding mortgage loan pools and non-agency mortgage-backed securities. The realized pretax gain on the sale of the agency mortgage-backed securities during the quarter was $881,000. The proceeds from the sales were used to purchase loan pools, which increased the overall loan portfolio and required a larger loan loss provision, which totaled $835,000 pretax for the quarter. Non-interest expense, or operating costs for the 2008 quarter, increased $1.5 million, of which 60% related to increased salaries, benefits and stock compensation, 27% related to other general and administrative costs and 7% related to increased advertising. Included in compensation expense was a $352,000 one-time expense associated with benefits resulting from the amendment of the employment agreement of Gary Evans, Chief Operating Officer. The majority of the remaining increase in compensation was due to last year’s decision to increase staffing from 35 to 50 full time employees between March 31, 2007 and 2008, primarily attributable to the new consumer lending group. There was no net increase in staffing between December 31, 2007 and March 31, 2008. Advertising and promotions expense increased $108,000 in the 2008 quarter due to increased activity for Internet advertising and lead acquisitions for our home equity loan program. Other general and administrative expenses increased $412,000 in the 2008 quarter, primarily due to higher standard FDIC regulatory fees and increased loan processing expense related to home equity loan originations.

Balance Sheet Summary

Total assets increased to $1,110.1 million, up 31.1% from total assets of $847.0 million at March 31, 2007, and up $162.9 million from June 30, 2007, our last fiscal year end. The increase in total assets this quarter was the result of purchases of single-family, multifamily and commercial mortgage loans and originations of home equity and recreational vehicle loans. In addition, the Bank increased investment securities held to maturity by $107.0 million primarily due to purchases of AAA non-agency mortgage-backed securities. The asset growth since June 30, 2007 was funded by a net increase in deposits totaling $42.1 million and an increase in FHLB and repurchase borrowings of $115.2 million. For the nine months ended March 31, 2008, stockholders’ equity increased $4.1 million, primarily due to earnings of $2.4 million and unrealized gains of $1.3 million from marking-to-market our available for sale government agency mortgage-backed securities and $0.6 million from stock-based compensation.

Conference Call

B of I Holding, Inc. will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) on May 6, 2008 to discuss financial results for the third quarter ended March 31, 2008. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 952-4972. International callers should dial (416) 641-2140. The conference call will be webcast live and may be accessed at B of I’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on B of I’s website for 90 days.

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating home equity loans, auto loans and RV loans, as well as originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com, and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of May 6, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contacts:

Gregory Garrabrants

CEO

858-350-6203

greg.garrabrants@bofi.com

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	March 31, 2008	June 30, 2007	March 31, 2007
Selected Balance Sheet Data:
Total assets	$1,110,104	$947,163	$846,976
Loans – net of allowance for loan losses	599,198	507,906	491,283
Allowance for loan losses	2,067	1,450	1,370
Investment securities available for sale	293,184	296,068	252,211
Investment securities held to maturity	168,892	61,902	49,662
Total deposits	590,042	547,949	461,453
Securities sold under agreements to repurchase	130,000	90,000	60,000
Advances from the FHLB	302,448	227,292	243,263
Junior subordinated debentures	5,155	5,155	5,155
Total stockholders’ equity	76,940	72,750	72,996

	At or For the Three Months Ended March 31,		At or For the Nine Months Ended March 31,
	2008	2007	2008	2007
Selected Income Statement Data:
Interest and dividend income	$16,174	$11,333	$44,767	$32,036
Interest expense	11,513	8,463	33,714	24,227

Net interest income	4,661	2,870	11,053	7,809
Provision for loan losses	835	—	1,104	(105)

Net interest income after provision for loan losses	3,826	2,870	9,949	7,914
Non-interest income	1,023	226	1,804	971
Non-interest expense	3,138	1,603	7,698	4,794

Income before income tax expense	1,711	1,493	4,055	4,091
Income tax expense	693	631	1,639	1,676

Net income	$1,018	$862	$2,416	$2,415

Net income attributable to common stock	$940	$784	$2,184	$2,180
Per Share Data:
Net income:
Basic	$0.11	$0.09	$0.26	$0.26
Diluted	$0.11	$0.09	$0.26	$0.26
Book value per common share	$8.67	$8.21	$8.67	$8.21
Tangible book value per common share	$8.67	$8.21	$8.67	$8.21
Weighted average number of common shares outstanding:
Basic	8,274,065	8,255,058	8,258,763	8,293,197
Diluted	8,376,032	8,379,237	8,374,990	8,414,021
Common shares outstanding at end of period	8,287,590	8,276,515	8,287,590	8,276,515
Common shares issued at end of period	8,607,090	8,585,515	8,607,090	8,585,515

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or For the Three Months Ended March 31,		At or For the Nine Months Ended March 31,
	2008	2007	2008	2007
Performance Ratios and Other Data:
Loan originations	$8,873	$15,791	$58,603	$21,318
Loan originations for sale	—	1,825	516	5,785
Loan purchases	110,416	2,353	141,018	32,867
Return on average assets	0.38%	0.42%	0.31%	0.41%
Return on average common stockholders’ equity	5.10%	4.66%	4.10%	4.38%
Interest rate spread[1]	1.44%	1.06%	1.13%	0.97%
Net interest margin[2]	1.76%	1.42%	1.45%	1.34%
Efficiency ratio[3]	55.2%	51.8%	59.9%	54.6%
Capital ratios:
Equity to assets at end of period	6.93%	8.62%	6.93%	8.62%
Tier 1 leverage (core) capital to adjusted tangible assets[4]	7.13%	8.60%	7.13%	8.60%
Tier 1 risk-based capital ratio[4]	13.49%	15.47%	13.49%	15.47%
Total risk-based capital ratio[4]	13.84%	15.76%	13.84%	15.76%
Tangible capital to tangible assets[4]	7.13%	8.60%	7.13%	8.60%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.05%	—	0.09%	—
Nonperforming loans to total loans	0.09%	—	0.09%	—
Allowance for loan losses to total loans held for investment	0.34%	0.28%	0.34%	0.28%
Allowance for loan losses to nonperforming loans	3.7 X	—	3.7 X	—

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.

[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

[3]	Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.